Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 5, 2010

Between

STANLEY BLACK & DECKER, INC.,

Issuer

and

HSBC BANK USA, NATIONAL ASSOCIATION,

Trustee

TABLE OF CONTENTS

PAGE
ARTICLE 1 DEFINITIONS

Section 1.01. Definition of Terms	1
Section 1.02. Interpretation	4

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount	4
Section 2.02. Maturity	5
Section 2.03. Form and Payment.	5
Section 2.04. Global Note.	5
Section 2.05. Interest	6
Section 2.06. Deferral of Interest.	7
Section 2.07. No Sinking Fund or Defeasance; Satisfaction and Discharge	9
Section 2.08. Increase and Decrease	9

ARTICLE 3
ORIGINAL ISSUE OF NOTES

Section 3.01. Original Issue of Notes	10

ARTICLE 4
SUBORDINATION

Section 4.01. Agreement to Subordinate	10
Section 4.02. Default on Senior Indebtedness	11
Section 4.03. Liquidation; Dissolution; Bankruptcy	11
Section 4.04. Subrogation	13
Section 4.05. Trustee to Effectuate Subordination	13
Section 4.06. Notice by the Company	14
Section 4.07. Rights of the Trustee; Holders of Senior Indebtedness.	14
Section 4.08. Subordination May Not Be Impaired	15
Section 4.09. No Right to Rely on Other Covenants	15

ARTICLE 5
FORM OF NOTE

Section 5.01. Form of Note	16

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ARTICLE 6
SUPPLEMENTAL INDENTURES

Section 6.01. Without Holder Consent	16
Section 6.02. Amendments to the Trust Indenture Act	17
Section 6.03. With Holder Consent	17

ARTICLE 7
REMARKETING

Section 7.01. Remarketing Procedures.	18
Section 7.02. Remarketing	20
Section 7.03. Reset Rate.	20
Section 7.04. Put Right.	21
Section 7.05. Other Modification of Terms in Connection with a Successful Remarketing.	22

ARTICLE 8
ADDITIONAL EVENTS OF DEFAULT AND CERTAIN RESTRICTIONS

Section 8.01. Additional Events of Default in Connection with the Put Right	22
Section 8.02. Dividend and other Payment Stoppage During Interest Deferral and Under Certain Other Circumstances.	22

ARTICLE 9
SUCCESSOR CORPORATION

Section 9.01. Company May Consolidate, Reincorporate, Etc.	23

ARTICLE 10
MISCELLANEOUS

Section 10.01. Ratification of Indenture	24
Section 10.02. Trustee Not Responsible For Recitals	24
Section 10.03. Governing Law	24
Section 10.04. Separability	24
Section 10.05. Counterparts	24

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THIS SECOND SUPPLEMENTAL INDENTURE, dated as of November 5, 2010 (this “Supplemental Indenture”), is between Stanley Black & Decker, Inc., a Connecticut corporation (the “Company”), and HSBC Bank USA, National Association, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture, dated as of November 22, 2005, between the Company and the Trustee (the “Indenture”).

W I T N E S S E T H:

WHEREAS, the Company executed and delivered the Indenture to the Trustee to provide for the future issuance of the Company’s unsecured junior subordinated debt securities, to be issued from time to time in one or more series as might be determined by the Company under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

WHEREAS, pursuant to the terms of the Indenture, the Company desires to provide for the establishment of a new series of its Notes under the Indenture to be known as its 4.25% Junior Subordinated Notes due 2018 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument, in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the purchase and acceptance of the Notes by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Indenture and not otherwise defined in this Supplemental Indenture has the meaning set forth in the Indenture when used in this Supplemental Indenture,

(b) a term defined anywhere in this Supplemental Indenture has the same meaning throughout,

(c) terms used herein or in the Indenture but not otherwise defined herein shall have the meanings set forth in the Purchase Contract and Pledge Agreement and

(d) all financial terms used in this Supplemental Indenture will be determined in accordance with GAAP as applied to and reflected in the Company’s consolidated financial statements as of the relevant dates or for the relevant periods, except as expressly provided in the definitions of the terms set forth herein.

In addition, the following terms have the following respective meanings:

“Company” shall have the meaning set forth in the preamble of this Supplemental Indenture.

“Compounded Interest” has the meaning set forth in Section 2.06(a).

“Deferral Period” means the period beginning on the Interest Payment Date with respect to which the Company has elected to defer the Interest Payment in accordance with Section 2.06(a) and ending on the earliest of (i) the next Interest Payment Date on which the Company has paid all accrued and previously unpaid interest on the Notes, (ii) in the event of a successful Final Remarketing, the Purchase Contract Settlement Date, (iii) in the event of a successful Triggered Early Remarketing, the Triggered Early Settlement Date, (iv) the fifth anniversary of the Interest Payment Date on which the interest payment was originally scheduled to be paid and (v) November 17, 2018.

“Deferral Securities” means debt securities issued by the Company in accordance with Section 2.06(e) hereof.

“Deferred Interest” has the meaning provided in Section 2.06(a).

“Depositary” with respect to the Notes, means The Depository Trust Company or any successor clearing agency for the Notes.

“GAAP” means, at any date or for any period, U.S. generally accepted accounting principles, as in effect on such date or for such period.

“Holder” means (a) with respect to the Corporate Units, the Treasury Units or the Cash Settled Units, such term as defined in the Purchase Contract and Pledge Agreement and (b) with respect to the Notes, the Person in whose name at the time a particular Note is registered on the books of the Trustee kept for that purpose.

“Indenture” shall have the meaning set forth in the preamble of this Supplemental Indenture.

“Interest Accrual Period” means, with respect to any Interest Payment Date, the period from and including the immediately preceding Interest Payment Date (or if none, the date hereof) to, but excluding, such Interest Payment Date.

“Interest Payment Date” shall mean a Quarterly Interest Payment Date or a Semi-Annual Interest Payment Date, as applicable.

“Interest Rate” has the meaning set forth in Section 2.05.

“Maturity Date” has the meaning set forth in Section 2.02.

“Notes” shall have the meaning set forth in the recitals of this Supplemental Indenture.

“Purchase Contract and Pledge Agreement” means the Purchase Contract and Pledge Agreement dated as of November 5, 2010 among the Company, The Bank of New York Mellon Trust Company, National Association, as Purchase Contract Agent and attorney-in-fact for Holders of the Purchase Contracts, and HSBC Bank USA, National Association, as Collateral Agent, Custodial Agent and Securities Intermediary, as amended from time to time.

“Put Price” has the meaning set forth in Section 7.04(a).

“Put Right” has the meaning set forth in Section 7.04(a).

“Quarterly Interest Payment Date” means each February 17, May 17, August 17 and November 17, commencing February 17, 2011.

“Regular Record Date” means, with respect to each Interest Payment Date, the first day of the calendar month in which such Interest Payment Date falls (whether or not such day is a Business Day).

“Remarketed Notes” means, with respect to any Remarketing, all Notes representing Applicable Ownership Interests in Notes and all Separate Notes with respect to which the Holders thereof have elected for such Notes to be remarketed in such Remarketing in accordance with Section 7.01(c).

“Remarketing Agent(s)” means any Remarketing Agent(s) appointed by the Company, pursuant to the Remarketing Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Semi-Annual Interest Payment Date” has the meaning set forth in Section 2.05.

“Senior Indebtedness” means all of the Company’s obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following: (a) indebtedness for borrowed money, including, without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds and similar instruments; (b) obligations under synthetic leases, finance leases and capitalized leases; (c) our obligations, for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for the Company’s account; (d) any obligations with respect to derivative contracts, including but not limited to commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates; and (e) all obligations of the types referred to in clauses (a), (b), (c) and (d) above of others which the Company has assumed, guaranteed or otherwise becomes liable for, under any agreement, unless, in the case of any particular indebtedness or obligation, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness or obligation is not superior in right of payment to or is equal in right of payment with the Notes, as the case may be; provided that trade obligations incurred by the Company in its ordinary course of business shall not be deemed to be Senior Indebtedness.

“Supplemental Indenture” has the meaning provided in the preamble hereto.

“Trustee” shall have the meaning set forth in the preamble of this Supplemental Indenture.

Section 1.02. Interpretation. Each definition in this Supplemental Indenture includes the singular and the plural, and references to the neuter gender include the masculine and feminine where appropriate. References to any statute mean such statute as amended at the time and include any successor legislation. The word “or” is not exclusive, and the words “herein,” “hereof” and “hereunder” refer to this Supplemental Indenture as a whole. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Supplemental Indenture. References to Articles and Sections mean the Articles and Sections of this Supplemental Indenture.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Designation and Principal Amount. There is hereby authorized a series of Notes designated the “4.25% Junior Subordinated Notes due 2018” and limited in aggregate principal amount to $632,500,000. The forms and terms of the Notes shall be as set forth in any written order of the Company for the authentication and delivery of Notes pursuant to Section 2.04 of the Indenture.

Section 2.02. Maturity. The date upon which the entire principal amount of the Notes will become due and payable at final maturity, together with any accrued and unpaid interest (other than Deferred Interest and compounded interest thereon, which will be due and payable at the end of the Deferral Period described in Section 2.06), is November 17, 2018 (such date, the “Maturity Date”).

Section 2.03. Form and Payment.

(a) Except as provided in Section 2.04, the Notes shall be issued in fully registered, certificated form without interest coupons. Notes corresponding to Applicable Ownership Interests in Notes that are components of Corporate Units shall be registered in the name of the Purchase Contract Agent. Principal of and interest on the Notes will be payable, the transfer of such Notes will be registrable and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Trustee in New York, New York, provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register, except in the case of Notes represented by a Global Note.

(b) The Notes shall be issuable in minimum denominations of $1,000 and integral multiples of $1,000; provided, however, that upon the release by the Collateral Agent of Notes underlying the Pledged Applicable Ownership Interests in Notes in accordance with Section 3.16 of the Purchase Contract and Pledge Agreement (other than any release of Notes underlying Pledged Applicable Ownership Interests in Notes in connection with (1) the creation of Treasury Units or Cash Settled Units by Collateral Substitution, (2) a Successful Remarketing, (3) an Early Settlement or (4) a Fundamental Change Early Settlement, in accordance with Section 3.13, Section 3.14, Section 5.02, Section 5.04 or Section 5.06(b) of the Purchase Contract and Pledge Agreement, as the case may be), the Notes shall be issuable in denominations of $100 and integral multiples of $100 in excess thereof.

Section 2.04. Global Note.

(a) Notes corresponding to Applicable Ownership Interests in Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued in permanent global form (a “Global Note”), and if issued as one or more Global Notes, the Depositary shall be The Depository Trust Company or such other depositary as any officer of the Company may from time to time designate. On the date on which the Notes registered in the name of the Purchase Contract Agent pursuant to Section 2.03 are issued, the Company shall also issue one or more Global Notes, registered in the name of the Depositary or its nominee, each having a zero principal balance. Upon the creation of Treasury Units or Cash Settled Units, or the re-creation of Corporate Units or in any other case where the Collateral Agent releases Notes underlying the Pledged Applicable Ownership Interests in Notes, an appropriate annotation shall be made on the Schedule of Increases or Decreases in Note on the Global Notes held by the Depositary and on the Pledged Note held by the Collateral Agent. Notes represented by the Global Notes will be exchangeable for Notes in certificated form only (x) if the Depositary (A) has notified the Company that it is unwilling or unable to continue as depository for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by the Company within 90 days after such notice or cessation, or (y) following the request of any Holder or Beneficial Owner of Corporate Units, Treasury Units or Cash Settled Units seeking to exercise or enforce its rights under such Corporate Units, Treasury Units or Cash Settled Units or (z) upon re-creation of Corporate Units; provided, subject to Section 2.03, that the Notes in certificated form so issued in exchange for the Global Notes shall be in denominations of $1,000 or any whole multiple of $1,000 above that amount and shall be of like aggregate principal amount and tenor as the portion of the Global Note to be exchanged. Except as provided above, owners of beneficial interest in a Global Note will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the Holders thereof for any purpose under the Indenture or this Supplemental Indenture. Unless and until such Global Note is exchanged for Notes in certificated form, Global Notes may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary. Any Global Note that is exchangeable pursuant to clause (x) of this Section 2.04 shall be exchangeable for Notes in certificated form registered in such names as the Depositary shall direct.

Section 2.05. Interest. (a) The Notes will bear interest initially at the rate of 4.25% per year (the “Interest Rate”) from and including the date hereof to, but excluding, the Maturity Date, or in the event of a Successful Remarketing, the Remarketing Settlement Date. In the event of a Successful Remarketing of the Notes, the Interest Rate for all Notes (regardless of whether such Notes are remarketed in such Remarketing) will be reset to the Reset Rate with effect from the Remarketing Settlement Date, as set forth in Section 7.03. If the Interest Rate is so reset, the Notes will bear interest at the Reset Rate from, and including, the Remarketing Settlement Date to, but excluding, the Maturity Date. The Notes shall bear interest, to the extent permitted by law, on any overdue principal and interest at the Interest Rate, unless a Successful Remarketing shall have occurred, in which case interest on such amounts shall accrue at the Reset Rate from and including the Remarketing Settlement Date compounded semi-annually thereafter, in each case, in accordance with this Section 2.05.

(i) Prior to and, if such date falls on a Quarterly Interest Payment Date, on the Remarketing Settlement Date (or, in the event no

Successful Remarketing occurs, prior to and on the Maturity Date), interest on the Notes shall be payable quarterly in arrears on each Quarterly Interest Payment Date, commencing on February 17, 2011 to the Person in whose name the relevant Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date except that interest payable on the Maturity Date of the Notes shall be paid to the Person to whom principal is payable.

(ii) From, and including, the Remarketing Settlement Date, if any, interest on the Notes shall be payable semi-annually on two Quarterly Interest Payment Dates of each year selected by the Company in consultation with the Remarketing Agent(s) (each, a “Semi-Annual Interest Payment Date”), commencing on one of those Semi-Annual Interest Payment Dates, selected by the Company in consultation with the Remarketing Agent(s). Such Semi-Annual Interest Payment Dates shall be evidenced by an Officers’ Certificate delivered to the Trustee no later than the Remarketing Settlement Date. In either case, such Interest Payments shall be made to the Person in whose name the relevant Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date except that interest payable on the Maturity Date of the Notes shall be paid to the Person to whom principal is payable.

(b) The amount of interest payable on the Notes for any Interest Accrual Period will be computed (i) for any full quarterly or semi-annual period on the basis of a 360-day year of twelve 30-day months, (ii) for any period shorter than a full quarterly or semi-annual period, on the basis of a 30-day month and (iii) for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.

(c) HSBC Bank USA, National Association shall be the paying agent for the Notes. The paying agent, unless the Company shall otherwise determine and so notify the paying agent in writing, shall calculate the amount of interest payable on the Notes on each Interest Payment Date. All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of interest on the Notes, by the paying agent, will (in the absence of willful default or manifest error) be binding on the Company, the Trustee and all holders of the Notes, and no liability will (in the absence of willful default or manifest error) attach to the paying agent in connection with the exercise or non-exercise by any of them of their powers, duties and discretion.

Section 2.06. Deferral of Interest.

(a) In accordance with Section 2.06(c) below and subject to the restrictions set forth in Section 8.02, the Company may elect at one or more times to defer payment of interest on the Notes (such unpaid interest, the “Deferred Interest”) for one or more consecutive Interest Accrual Periods; provided that each deferred interest payment may only be deferred until the earliest of (i) in the event of a Successful Final Remarketing, the Purchase Contract Settlement Date, (ii) in the event of a Successful Triggered Early Remarketing, the Triggered Early Settlement Date, (iii) the fifth anniversary of the Interest Payment Date on which the interest payment was originally scheduled to be paid and (iv) November 17, 2018.

(b) Deferred Interest on the Notes will bear interest at the Interest Rate and such interest will be compounded on each Interest Payment Date (such interest, the “Compounded Interest”) unless paid on the applicable Interest Payment Date, in each case in accordance with the fourth sentence of Section 2.05(a).

(c) In the event that the Company elects to defer any Interest Payment, the Company shall notify the Trustee and the Holders in writing of such election at least one Business Day prior to the Regular Record Date for the Interest Payment Date on which the Company intends to begin a Deferral Period; provided, however, that the Company’s failure to pay the interest owed on a particular Interest Payment Date shall also constitute the commencement of a Deferral Period, unless such interest is paid within five (5) Business Days after such Interest Payment Date, whether or not the Company provides a notice of deferral.

(d) The Company may pay Deferred Interest (including Compounded Interest thereon) in cash on any scheduled Interest Payment Date on or prior to the Maturity Date. Deferred Interest paid on any Interest Payment Date shall be payable to the Person in whose name the Notes are registered at the closing of business on the Regular Record Date immediately preceding such Interest Payment Date.

(e) In connection with any Successful Final Remarketing of the Notes, all then-outstanding Deferred Interest (including Compounded Interest thereon) shall be paid in cash to the Holders of Notes as of the immediately preceding Regular Record Date prior to the Purchase Contract Settlement Date on the Purchase Contract Settlement Date. Following the occurrence of a Trigger Event, all then-outstanding Deferred Interest (including Compounded Interest thereon) shall be paid to the Holders of Outstanding Notes as of the 15th calendar day immediately preceding the Triggered Early Settlement Date on the Triggered Early Settlement Date, at the Company’s election (as evidenced to the Trustee by an Officers’ Certificate delivered to the Trustee promptly after such determination), in cash or by issuing Deferral Securities to the Holders of such Notes in principal amount and denominations equal to the amount of such Deferred Interest (including Compounded Interest thereon).

(f) Any Deferral Securities shall be issued by the Company upon Company Order and in compliance with Section 2.04 of the Indenture, and shall include the following terms:

(i) such Deferral Securities shall have a maturity date of November 17, 2018;

(ii) such Deferral Securities shall bear interest at an annual rate that is equal to the then market rate of interest for similar instruments (not to exceed 15.00% per annum), as determined by a nationally-recognized investment banking firm selected by the Company;

(iii) such Deferral Securities shall be subordinate and junior in right of payment to all of the Company’s then existing and future Senior Indebtedness and such Deferral Securities shall be pari passu with the Notes (prior to any modification to the terms of the Notes in connection with any Successful Remarketing); and

(iv) such Deferral Securities shall be redeemable at the Company’s option at any time at their principal amount plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Section 2.07. No Sinking Fund or Defeasance; Satisfaction and Discharge. The Notes are not entitled to the benefit of any sinking fund, will not be subject to defeasance and will not be subject to satisfaction and discharge. Each of Section 3.04, Section 3.05, Section 3.06 and Article 11 of the Indenture shall not apply to the Notes.

Section 2.08. Increase and Decrease. In the event that any Notes underlying Pledged Applicable Ownership Interests in Notes are to be released from the Pledge following a Termination Event, Collateral Substitution, Successful Remarketing, Early Settlement or Fundamental Change Early Settlement pursuant to the Purchase Contract and Pledge Agreement (a “Released Note”), such release and delivery shall be evidenced by an endorsement by the Collateral Agent on the Note held by the Collateral Agent (the “Pledged Note”) reflecting a reduction in the principal amount of such Pledged Note equal in amount (the “Reduced Principal Amount”) to the principal amount of the Released Note. The Collateral Agent shall confirm any such Reduced Principal Amount by telecopying or otherwise delivering a photocopy of such endorsement made on the Pledged Note evidencing such Reduced Principal Amount to the Trustee at the telecopier number or address of the Trustee provided for notices to the Trustee in the Purchase Contract and Pledge Agreement (or at such other telecopier or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent to increase the principal amount of a Global Note held by the Custodial Agent in an amount equal to the Reduced Principal Amount by an endorsement made by the Custodial Agent on such Global Note to reflect such increase. In the event that a Note is transferred to the Collateral Agent pursuant to Section 3.15 of the Purchase Contract and Pledge Agreement (a “Subjected Note”) in connection with the recreation of Corporate Units, such transfer shall be evidenced by an endorsement by the Collateral Agent on the Pledged Note held by the Collateral

Agent reflecting an increase in the principal amount of such Pledged Note equal in amount (the “Increased Principal Amount”) to the principal amount of such Subjected Note. The Collateral Agent shall confirm any such Increased Principal Amount by telecopying or otherwise delivering a photocopy of such endorsement made on the Pledged Note evidencing such Increased Principal Amount to the Trustee at the telecopier number or address of the Trustee provided for notices to the Trustee in the Purchase Contract and Pledge Agreement (or at such other telecopier or address as the Trustee shall provide to the Collateral Agent). Upon receipt of such confirmation, the Trustee shall instruct the Custodial Agent to decrease the principal amount of the Global Note held by the Custodial Agent in an amount equal to the Increased Principal Amount by an endorsement made by the Custodial Agent on such Global Note to reflect such decrease.

ARTICLE 3

ORIGINAL ISSUE OF NOTES

Section 3.01. Original Issue of Notes. Notes in the aggregate principal amount of $632,500,000 may from time to time, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the order of the Company pursuant to Section 2.04 of the Indenture, without any further action by the Company (other than as required by the Indenture).

ARTICLE 4

SUBORDINATION

Section 4.01. Agreement to Subordinate. The Company covenants and agrees, and each holder of Notes issued hereunder by such holder’s acceptance thereof likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article 4; and each holder of a Note, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions.

(a) Prior to a Successful Remarketing, the payment by the Company of the principal of, premium, if any, and interest on all Notes issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, whether outstanding at the date of this Supplemental Indenture or thereafter incurred. The Notes will initially rank pari passu with all of the Company’s other junior subordinated debt.

(b) Following a Successful Remarketing, with effect on the related Remarketing Settlement Date, the payment by the Company of the principal of,

premium, if any, and interest on all Notes shall be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness, but not unsecured junior subordinated obligations (as defined by the Company at the time of such Remarketing by an Officers’ Certificate delivered to the Trustee) of the Company. From and after any such Remarketing Settlement Date, the Notes will rank senior to any such unsecured junior subordinated obligations, the payment of principal of, premium, if any, and interest thereon shall be subordinated to, and subject in right of payment to the prior payment in full of, the Notes.

Section 4.02. Default on Senior Indebtedness. In the event and during the continuation of any default by the Company in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of the Company, or in the event that the maturity of any Senior Indebtedness of the Company has been accelerated because of a default, then, in either case, no payment shall be made by the Company with respect to the principal of, or premium, if any, or interest on the Notes.

In the event that, notwithstanding the foregoing, any payment shall be received by the Trustee or any Holder when such payment is prohibited by the preceding paragraph of this Section 4.02, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, but only to the extent that the holders of the Senior Indebtedness (or their representative or representatives or a trustee) notify the Trustee in writing within 90 days of such payment of the amounts then due and owing on the Senior Indebtedness and only the amounts specified in such notice to the Trustee shall be paid to the holders of Senior Indebtedness.

Section 4.03. Liquidation; Dissolution; Bankruptcy. Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Senior Indebtedness of the Company shall first be paid in full, or payment thereof provided for in money in accordance with its terms, before any payment is made by the Company on account of the principal (and premium, if any) or interest on the Notes; and upon any such dissolution or winding-up or liquidation or reorganization, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee would be entitled to receive from the Company, except for the provisions of this Article 4, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holders of the Notes or by the Trustee under this Indenture if received by them or it, directly to the holders of Senior Indebtedness of the Company (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, as calculated by the Company) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay such Senior Indebtedness in full, in money or money’s worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the holders of Notes or to the Trustee.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, prohibited by the foregoing, shall be received by the Trustee or the Holders of the Notes before all Senior Indebtedness of the Company is paid in full, or provision is made for such payment in money in accordance with its terms, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing such Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness of the Company remaining unpaid to the extent necessary to pay such Senior Indebtedness in full in money in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the benefit of the holders of such Senior Indebtedness.

For purposes of this Article 4, the words “cash, property or securities” shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 4 with respect to the Notes to the payment of all Senior Indebtedness of the Company that may at the time be outstanding, provided that (i) such Senior Indebtedness is assumed by the new corporation, if any, resulting from any such reorganization or readjustment, and (ii) the rights of the holders of such Senior Indebtedness are not, without the consent of such holders, altered by such reorganization or readjustment. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Article 10 of the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 4.03 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Article 10 of the Indenture. Nothing in Section 4.02 or in this Section 4.03 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.06 of the Indenture.

Section 4.04. Subrogation. Subject to the payment in full of all Senior Indebtedness of the Company, the rights of the holders of the Notes shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders for such Senior Indebtedness of any cash, property or securities to which the holders of the Notes or the Trustee would be entitled except for the provisions of this Article 4, and no payment over pursuant to the provisions of this Article 4, to or for the benefit of the holders of such Senior Indebtedness by holders of the Notes or the Trustee, shall, as between the Company, its creditors other than holders of Senior Indebtedness of the Company, and the holders of the Notes be deemed to be a payment by the Company to or on account of such Senior Indebtedness. It is understood that the provisions of this Article 4 are and are intended solely for the purposes of defining the relative rights of the holders of the Notes, on the one hand, and the holders of such Senior Indebtedness on the other hand.

Nothing contained in this Article 4 or elsewhere in this Indenture or in the Notes is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness of the Company, and the holders of the Notes, the obligation of the Company which is absolute and unconditional, to pay to the holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Notes and creditors of the Company, other than the holders of Senior Indebtedness of the Company, nor shall anything herein or therein prevent the Trustee or the holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under the Indenture, subject to the rights, if any, under this Article 4 of the holders of such Senior Indebtedness in respect of cash, property or securities of the Company, received upon the exercise of any such remedy.

Upon any payment or distribution of assets of the Company referred to in this Article 4, the Trustee, subject to the provisions of Section 7.01 of the Indenture, and the Holders of the Notes, shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidation trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the holders of the Notes, for the purposes of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 4.

Section 4.05. Trustee to Effectuate Subordination. Each Holder of a Note by such Holder’s acceptance thereof authorizes and directs the Trustee on such

Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 4 and appoints the Trustee such holder’s attorney-in-fact for any and all such purposes.

Section 4.06. Notice by the Company. The Company shall give prompt written notice to a Responsible Officer of the Trustee of any fact known to the Company that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article 4. Notwithstanding the provisions of this Article 4 or any other provision of the Indenture and this Supplemental Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article 4 unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the Corporate Trust Office of the Trustee from the Company or a holder or holders of Senior Indebtedness or from any trustee therefor; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the notice provided for in this Section 4.06 at least two Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (or premium, if any) or interest on any Note), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purposes for which they were received, and shall not be affected by any notice to the contrary that may be received by it within two Business Days prior to such date.

The Trustee, subject to the provisions of Section 7.01 of the Indenture, shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Indebtedness of the Company (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of such Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of such Senior Indebtedness to participate in any payment or distribution pursuant to this Article 4, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 4, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 4.07. Rights of the Trustee; Holders of Senior Indebtedness. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 4 in respect of any Senior Indebtedness at any time held by it, to the same extent as any other holder of Senior Indebtedness, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.

With respect to the holders of Senior Indebtedness of the Company, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 4, and no implied covenants or obligations with respect to the holders of such Senior Indebtedness shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of such Senior Indebtedness and, subject to the provisions of Section 7.01 of the Indenture, the Trustee shall not be liable to any holder of such Senior Indebtedness if it shall pay over or deliver to holders of Notes, the Company or any other Person money or assets to which any holder of such Senior Indebtedness shall be entitled by virtue of this Article 4 or otherwise.

Section 4.08. Subordination May Not Be Impaired. No right of any present or future holder of any Senior Indebtedness of the Company to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof that any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Company may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of the Notes, without incurring responsibility to the Holders of the Notes and without impairing or releasing the subordination provided in this Article 4 or the obligations hereunder of the Holders of the Notes to the holders of such Senior Indebtedness, do any one or more the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, such Senior Indebtedness, or otherwise amend or supplement in any manner such Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing such Senior Indebtedness; (iii) release any Person liable in any manner for the collection of such Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

Section 4.09. No Right to Rely on Other Covenants. The holders of Senior Indebtedness shall not have any rights under the Indenture to enforce any of the covenants contained in any of the other Articles of this Supplemental Indenture, including, without limitation, the covenants contained in Section 8.02 hereof.

ARTICLE 5

FORM OF NOTE

Section 5.01. Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof:

ARTICLE 6

SUPPLEMENTAL INDENTURES

Section 6.01. Without Holder Consent. As set forth in Section 9.01 of the Indenture, the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto or to the Indenture for the purpose of adding certain provisions or changing certain provisions of the Indenture or this Supplemental Indenture without the consent of the Holders of the Notes. Solely with respect to the Notes, in addition to clauses (a) through (g) of Section 9.01 of the Indenture, the Company and the Trustee may enter into a supplemental indenture to modify the terms of the Notes:

(a) to add any additional Events of Default to the Notes;

(b) to change or eliminate any provision of this Supplemental Indenture or to add any new provision to this Supplemental Indenture that does not adversely affect the interests of the Holders of the Notes;

(c) to provide security for the Notes;

(d) to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

(e) to change any place or places where

(i) the Company may pay principal, premium or interest on the Notes,

(ii) the Notes may be surrendered for transfer or exchange, and

(iii) notices and demands to or upon the Company may be served; or

(f) to make any other changes to the terms of the Notes that do not adversely affect the interests of the Holders in any material respect; provided, however, that any supplemental indenture made solely to conform the provisions of this Supplemental Indenture to the description of the Notes contained in the preliminary prospectus supplement dated November 1, 2010 (as supplemented by the related term sheet dated November 1, 2010) relating to the Units under the sections entitled “Description of the Convertible Preferred Units,” “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contract and Pledge Agreement” and “Description of the Notes” shall be deemed not to adversely affect the interests of the Holders.

Section 6.02. Amendments to the Trust Indenture Act. If the Trust Indenture Act is amended after the date of this Supplemental Indenture so as to require changes to the Indenture or this Supplemental Indenture so as to permit changes to, or the elimination of, provisions which, as of the date of this Supplemental Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture or this Supplemental Indenture, the Indenture or this Supplemental Indenture, as applicable, will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and the Company and the Trustee may, without the consent of any Holders, enter into one or more Supplemental Indentures to effect or evidence such amendment.

Section 6.03. With Holder Consent. As set forth in Section 9.02 of the Indenture, with the consent of the Holders of at least a majority in the aggregate principal amount of Notes (except as otherwise provided in Section 9.02 of the Indenture), the Company and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto or to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or this Supplemental Indenture or of modifying in any manner the rights of the Holders of the Notes; provided that in addition to subclauses (i) and (ii) of Section 9.02 of the Indenture, no amendment or modification may without consent of the Holder of each Note directly affected thereby:

(a) change the stated maturity of any principal or interest on the Notes (other than pursuant to the terms thereof) or reduce the principal amount, interest, or premium payable or change the currency in which the Notes are payable;

(b) impair the right to bring suit to enforce any payment on the Notes;

(c) reduce the percentages of Holders whose content is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture or this Supplemental Indenture;

(d) modify the provisions of Section 9.02 of the Indenture and this Section 6.03;

(e) cause a “significant modification” of the Notes with the meaning of Treasury Regulation § 1.1001-3;

(f) modify the Put Right of Holders of the Notes upon a Failed Final Remarketing or a Failed Triggered Early Remarketing in a manner adverse to the Holders;

(g) modify the Remarketing provisions of the Notes in a manner adverse to the Holders, it being understood that the modification of the ranking provisions (along with the related modification of the covenants and the Events of Default), elimination of the interest deferral provisions, any reset of the Interest Rate of the Notes in connection with a Successful Remarketing is permitted under the Indenture and this Supplemental Indenture and does not require any modification to the provisions of the Indenture and this Supplemental Indenture.

A supplemental indenture that changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders shall be deemed not to affect the rights under the Indenture of the holders of indenture securities of any other series.

ARTICLE 7

REMARKETING

Section 7.01. Remarketing Procedures.

(a) In the case of an Optional Remarketing, unless a Termination Event or a Trigger Event has occurred prior to the Optional Remarketing Period; or in the case of a Final Remarketing, unless a Successful Optional Remarketing, a Triggered Early Settlement or a Termination Event has occurred prior to the Final Remarketing Period; or in the case of a Triggered Early Remarketing, if a Trigger Event has occurred prior to the first day in the Optional Remarketing Window, the Company shall engage the Remarketing Agent(s) pursuant to the Remarketing Agreement for the Remarketing of the Notes. The Company shall, no later than (i) in the case of an Optional Remarketing, fifteen days prior to the first day of the Optional Remarketing Period, (ii) in the case of a Final Remarketing, the later of October 21, 2015 and the Business Day following the last day of any Optional Remarketing Period ending on or prior to October 23, 2015 or (iii) in the case of a Triggered Early Remarketing Event, fifteen calendar days prior to the first day of the Triggered Early Remarketing Period, request that the Depositary or its nominee notify the Beneficial Owners or Depositary Participants holding Separate Notes, Corporate Units and Treasury Units, and shall provide a copy of such request to the Collateral Agent and the Purchase Contract Agent, in the case of an Optional Remarketing, of the Company’s intent to attempt an Optional Remarketing in the Applicable Remarketing Period, and in all cases, of the proposed Remarketing Dates and the procedures to be followed in each Remarketing, including the procedures to be followed by Holders of Separate Notes to participate in a Remarketing, the applicable procedures for Holders of Corporate Units to create Treasury Units or Holders of Treasury Units to recreate Corporate Units, as the case may be, the applicable procedures for Holders of

Corporate Units to effect an Early Settlement and, in the case of a Final Remarketing or a Triggered Early Remarketing, applicable procedures for Holders of Corporate Units to create Cash Settled Units and the applicable procedures that must be followed by a Holder of Separate Notes if such Holder wishes to exercise its Put Right or by a Holder if such Holder elects not to exercise its Put Right.

(b) At any time prior to a Remarketing, other than during a Blackout Period, each Holder of Separate Notes may elect to have Separate Notes held by such Holder remarketed in any Remarketing. A Holder making such an election must, pursuant to the Purchase Contract and Pledge Agreement, notify the Custodial Agent and deliver such Separate Notes to the Custodial Agent in accordance with the provisions set forth in the Purchase Contract and Pledge Agreement. Any such notice and delivery may not be conditioned upon the level at which the Reset Rate is established in the Remarketing. Any such notice and delivery may be withdrawn by notifying the Custodial Agent on or prior to 5:00 p.m., New York City time, on the second Business Day immediately preceding an Optional Remarketing Period, a Triggered Early Remarketing Period or the Final Marketing Period, as applicable. Any such notice and delivery not withdrawn by such time will be irrevocable with respect to each Remarketing to occur during the Optional Remarketing Period. Pursuant to Section 5.02 of the Purchase Contract and Pledge Agreement, by 11:00 a.m., New York City time, in the case of an Optional Remarketing, or promptly after 5:00 p.m., New York City time, in the case of a Final Remarketing or a Triggered Early Remarketing, on the Business Day immediately preceding the first day of the Applicable Remarketing Period, the Custodial Agent, based on the notices and deliveries received by it prior to such time, shall notify the Remarketing Agent(s) of the aggregate principal amount of Separate Notes tendered for Remarketing. Pursuant and subject to Section 5.02 of the Purchase Contract and Pledge Agreement, Notes that underlie Applicable Ownership Interests in Notes included in Corporate Units will be deemed tendered for Remarketing and will be remarketed in accordance with the terms of the Remarketing Agreement and the Purchase Contract and Pledge Agreement.

(c) The right of each Holder of Remarketed Notes to have such Notes remarketed and sold on any Remarketing Date shall be subject to the conditions that (i)(A) the Remarketing Agent(s) conducts any Optional Remarketing or (B) in the case of a Final Remarketing, that no Successful Optional Remarketing or Triggered Early Settlement Date has occurred pursuant to the terms of the Remarketing Agreement, (ii) a Termination Event has not occurred prior to such Remarketing Date, (iii) the Remarketing Agent(s) are able to find a purchaser or purchasers for Remarketed Notes at the Remarketing Price based on the Reset Rate and (iv) the purchaser or purchasers of the Remarketed Notes deliver the purchase price therefor to the Remarketing Agent(s) as and when required.

(d) None of the Trustee, the Company nor the Remarketing Agent(s) shall be obligated in any case to provide funds to make payment upon tender of Notes for remarketing.

Section 7.02. Remarketing. Unless a Termination Event has occurred prior to such date, if the Company elects to conduct an Optional Remarketing during an Optional Remarketing Period selected by the Company pursuant to the Purchase Contract and Pledge Agreement, the Remarketing Agent(s) shall use its reasonable best efforts to remarket the Remarketed Notes at the applicable Remarketing Price.

(a) In the case there is no Successful Optional Remarketing during an Optional Remarketing Period, either because the Remarketing Agent(s) is unable to remarket the Notes at the applicable Remarketing Price or because a condition precedent to the Remarketing has not been satisfied, and unless a Termination Event has occurred prior to such date, during the Triggered Early Remarketing Period or the Final Remarketing Period, as applicable, the Remarketing Agent(s) shall use its reasonable best efforts to remarket the Remarketed Notes at the applicable Remarketing Price. The Remarketing on any Remarketing Date will be considered successful if the resulting proceeds are at least equal to the applicable Remarketing Price. The Company has the right to postpone the Final Remarketing or the Triggered Early Remarketing, as applicable, in the Company’s absolute discretion on any day prior to the last three Business Days of the Final Remarketing Period or the Triggered Early Remarketing Period, as applicable.

Section 7.03. Reset Rate.

(a) In connection with each Remarketing, the Remarketing Agent(s) shall determine the Reset Rate in consultation with the Company (rounded to the nearest one-thousandth of one percent (0.00001) per annum).

(b) Anything herein to the contrary notwithstanding, the Reset Rate shall in no event exceed the maximum rate permitted by applicable law and shall not be a floating rate or a contingent rate.

(c) In the event of a Successful Remarketing, the Interest Rate shall be reset on the Remarketing Settlement Date to the Reset Rate as determined by the Remarketing Agent(s) under the Remarketing Agreement, and the Company shall (i) notify the Trustee by an Officers’ Certificate delivered to the Trustee and (ii) request the Depositary to notify its Depositary Participants holding Notes, in each case, of the Reset Rate, Interest Payment Dates, ranking and any other modified terms established for the Notes during the Remarketing on the Business Day following the date of the Successful Remarketing.

(d) In the event of a Failed Final Remarketing, a Failed Triggered Early Remarketing, or if no Applicable Ownership Interests in Notes are included in

Corporate Units and none of the Holders of the Separate Notes elect to have their Notes remarketed in any Remarketing, the applicable interest rate on the Notes will not be reset and will continue to be the Interest Rate.

(e) If there is a Failed Remarketing, the Company shall cause a notice of the unsuccessful Remarketing to be published before 9:00 a.m., New York City time on the Business Day following the Applicable Remarketing Period. This notice shall be validly published by making a timely release to any appropriate news agency, including, without limitation, Bloomberg Business News and the Dow Jones News Service.

Section 7.04. Put Right.

(a) Subject to Section 7.04(b) below, if there has not been a Successful Remarketing prior to the last day of the Final Remarketing Period or a Triggered Early Remarketing Period, as applicable, Holders of Notes will, subject to this Section 7.04, have the right (the “Put Right”) to require the Company to purchase such Notes for cash on the Purchase Contract Settlement Date or Triggered Early Settlement Date, as applicable, at a price per Note to be purchased equal to the principal amount of the applicable Note, plus accrued and unpaid interest thereon (including all accrued and unpaid Deferred Interest, if any, and Compounded Interest thereon, but excluding all accrued but unpaid Deferred Interest, if any, and Compounded Interest thereon which is to be paid in cash, or, in the case of a Failed Triggered Early Remarketing, cash or Deferral Securities at the Company’s election on the Triggered Early Settlement Date) to, but excluding, the Purchase Contract Settlement Date or Triggered Early Settlement Date, as applicable (the “Put Price”).

(b) The Put Right of Holders of Applicable Ownership Interests in Notes that are part of Corporate Units will be deemed to be automatically exercised, in whole but not in part, in accordance with Section 5.02 of the Purchase Contract and Pledge Agreement.

(c) The Put Right of a Holder of a Separate Note shall only be exercisable upon delivery of a notice substantially in the form attached as Exhibit B hereto, together with such Holder’s Separate Notes, to the Trustee by such Holder at or prior to 11:00 a.m., New York City time, on the second Business Day immediately preceding the Purchase Contract Settlement Date or the Triggered Early Settlement Date, as applicable. Such Put Right for a Holder of a Separate Note may be exercised with respect to all or a portion of such Holder’s Separate Notes (so long as such portion is an integral multiple of $1,000 principal amount). On or prior to the Purchase Contract Settlement Date or the Triggered Early Settlement Date, as applicable, the Company shall deposit with the Trustee immediately available funds in an amount sufficient to pay, on the Purchase Contract Settlement Date or the Triggered Early Settlement Date, as applicable, the aggregate Put Price of all Separate Notes with respect to which a Holder has exercised a Put Right. In exchange for any Separate Notes surrendered pursuant to the Put Right, the Trustee shall then distribute such amount to the Holders of such Separate Notes.

(d) Notes purchased pursuant to the Put Right shall be cancelled by the Trustee.

Section 7.05. Other Modification of Terms in Connection with a Successful Remarketing.

(a) In connection with a Successful Remarketing of the Notes, without the consent of any of the Holders of the Notes, the interest deferral provisions of the Notes set forth in Section 2.06 shall no longer apply.

ARTICLE 8

ADDITIONAL EVENTS OF DEFAULT AND CERTAIN RESTRICTIONS

Section 8.01. Additional Events of Default in Connection with the Put Right. Solely with respect to the Notes, in addition to the events listed as Events of Default in Section 6.01 of the Indenture, each of the following events shall also constitute an Event of Default:

(a) if the Company has not paid all the Deferred Interest (including Compounded Interest thereon) in cash or by issuing Deferral Securities as described in Section 2.06 above, on or prior to the 30th day following the end of the Deferral Period; or

(b) if the Company has not paid, on the Purchase Contract Settlement Date or Triggered Early Settlement Date, as applicable, the Put Price of any Note following the exercise or deemed exercise of the Put Right by any Holder of Notes.

In connection with a Successful Remarketing, so that the Notes will rank senior to all of the Company’s existing and future junior subordinated obligations and junior to all of the Company’s existing and future Senior Indebtedness, the Events of Default with respect to the Notes may be modified as the Company deems appropriate.

Section 8.02. Dividend and other Payment Stoppage During Interest Deferral and Under Certain Other Circumstances.

(a) The Company hereby agrees that until the earliest of (1) the Purchase Contract Settlement Date, (2) the Triggered Early Settlement Date and (3) the Optional Remarketing Settlement Date, if: (x) an Event of Default has occurred and is continuing; (y) the Company has given notice of its election to defer Interest Payments but the related Deferral Period has not yet commenced; or

(z) a Deferral Period is continuing with respect to the Notes, the Company shall not:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s Capital Stock;

(ii) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities that upon the Company’s liquidation rank pari passu with, or junior in interest to, the Notes (as of their date of issuance and not taking into account any modifications to the terms of the Notes in connection with a Successful Remarketing);

(iii) make any Contract Adjustment Payments; or

(iv) make any guarantee payments regarding any guarantee by the Company of securities of any of its subsidiaries if the guarantee ranks pari passu with, or junior in interest to, the Notes (as of their date of issuance and not taking into account any modifications to the terms of the Notes in connection with a Successful Remarketing).

(b) Notwithstanding the above provisions of Section 8.02(a), the restrictions therein contemplated shall not apply to:

(i) any exchange, redemption or conversion of any class or series of the Company’s Capital Stock (or any Capital Stock of any of its subsidiaries) for or to any class or series of the Company’s Capital Stock;

(ii) any purchase of, or payment in cash in lieu of, fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such Capital Stock or the securities being converted or exchanged; and

(iii) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock.

ARTICLE 9

SUCCESSOR CORPORATION

Section 9.01. Company May Consolidate, Reincorporate, Etc. on Certain Conditions. Section 10.01 of the Indenture shall apply to the Notes, provided that Section 10.01(a) shall read “the successor or transferee entity is a corporation duly organized and existing under the laws of the United States or any political subdivision thereof” solely for purposes of the terms of the Notes issued hereunder.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 10.02. Trustee Not Responsible For Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 10.03. Governing Law. This Supplemental Indenture and each Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State, except to the extent the Trust Indenture Act shall be applicable.

Section 10.04. Separability. In case any one or more of the provisions contained in this Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by the law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture or of the Notes, but this Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.05. Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on the date or dates indicated in the acknowledgements and as of the day and year first above written.

STANLEY BLACK & DECKER, INC.

By:	/c/ Craig A. Douglas
Name: Craig A. Douglas
Title: Vice President and Treasurer

HSBC BANK USA, NATIONAL ASSOCIATION, Not in Its Individual Capacity But Solely as Trustee

By:	/s/ Ignazio Tamburello
Name: Ignazio Tamburello
Title: Vice President

EXHIBIT A

(FORM OF FACE OF NOTE)

[If the Note is to be a Global Note, insert: THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

No.	$
CUSIP No. 854502 AB7

STANLEY BLACK & DECKER, INC.

4.25% JUNIOR SUBORDINATED NOTES DUE 2018

STANLEY BLACK & DECKER, INC., a Connecticut corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to                      or registered assigns, the principal sum [of                      Dollars ($        )]1 [as set forth in the Schedule of Increases or Decreases in Note attached hereto, which amount shall not exceed $[        ]]2, on November 17, 2018 (the “Maturity Date”) and to pay interest thereon from the original issuance date hereof or the most recent Interest Payment Date to which interest has been paid or duly provided for, subject to deferral at the Company’s election as set forth in Section 2.06 of the Supplemental Indenture (defined herein), quarterly in arrears on February 17, May 17, August 17, and November 17 of each year (each, an “Interest Payment Date”), commencing on February 17, 2011, at the rate of 4.25% per annum (the “Initial Interest Rate”). On and after a Remarketing Settlement Date, interest on this Note will be payable at the relevant Reset Rate per annum. The Reset Rate and Semi-Annual Interest Payment Dates, if any, shall be established pursuant to the terms of the Indenture (as such term is defined on the reverse of this Note) and the Remarketing Agreement.

The amount of interest payable on each Interest Payment Date will be computed on the basis of a 360-day year of twelve 30-day months, and the amount of interest payable for any period shorter than a full month will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment except that interest payable on the Maturity Date of the Notes shall be paid to the Person to whom principal is payable. The principal of and the interest (including Deferred Interest, if any, and Compounded Interest thereon) on this Note shall be payable at the office or agency of the Trustee maintained for that purpose in New York, New York, in any coin or currency of the United States of America which

1 Include in certificated Notes.

2 Include in Global Notes and Pledged Note.

at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered holder at such address as shall appear in the Security Register. Payments with respect to any Global Note will be made by wire transfer to the Depositary.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed.

Dated:

STANLEY BLACK & DECKER, INC.

By:
Name:
Title:

Attest:

By:
Assistant Secretary

(FORM OF CERTIFICATE OF AUTHENTICATION)

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series of Notes described in the within-mentioned Indenture.

HSBC Bank USA, National Association, Not in its individual capacity but solely as Trustee

By:
Authorized Signatory

(FORM OF REVERSE OF NOTE)

This Note is one of a duly authorized series of Notes of the Company (herein sometimes referred to as the “Notes”), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of November 22, 2005, duly executed and delivered between the Company and HSBC Bank USA, National Association, not in its individual capacity but solely as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture thereto, dated as of November 5, 2010, between the Company and the Trustee (the “Supplemental Indenture,” and the Indenture, as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Notes. This Note is one of the series designated on the face hereof, limited in aggregate principal amount to $632,500,000.

All terms used in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

Pursuant to Section 7.04 of the Supplemental Indenture, if there has not been a Successful Remarketing prior to the end of the Final Remarketing Period or a Triggered Early Remarketing Period, as applicable, Holders of Notes will have the right to require the Company to purchase such Notes on the Purchase Contract Settlement Date or the Triggered Early Settlement Date, as applicable.

The Notes are not entitled to the benefit of any sinking fund.

In case an Acceleration Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the entry into one or more supplemental indentures for purposes of amending or modifying the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture or the Supplemental Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time outstanding of all series affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and the consequences thereof. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

Notes are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof, except as provided in Section 2.03(b)of the Supplemental Indenture.

Except as provided in Section 2.04 of the Supplemental Indenture, the Notes shall be issued in fully registered, certificated form, bearing identical terms. Principal of and interest on the Notes will be payable, the transfer of such Notes will be registrable, and such Notes will be exchangeable for Notes of a like aggregate principal amount bearing identical terms and provisions, at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York.

No service charge shall be made for any registration of transfer or exchange of the Notes, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Pursuant to Section 2.04 of the Supplemental Indenture, Notes corresponding to Applicable Ownership Interests in Notes that are no longer a component of the Corporate Units and are released from the Collateral Account will be issued as Global Notes. Except as otherwise provided in the Indenture, or except upon recreation of Corporate Units, Notes represented by Global Notes will not be exchangeable for, and will not otherwise be issuable as, Notes in certificated form. Unless and until such Global Notes are exchanged for Notes in certificated form, Global Notes may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to the Depositary or a nominee of the Depositary, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Subject to Sections 2.03 and 8.01 of the Indenture, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company agrees, and by acceptance of a Corporate Unit or a Separate Note, each Holder (or beneficial owner) will be deemed to have agreed for U.S. Federal income tax purposes to treat the Notes as indebtedness.

THIS NOTE SHALL BE GOVERNED BY AND DEEMED TO BE A CONTRACT UNDER, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

SCHEDULE OF INCREASES OR DECREASES IN NOTE3

The initial principal amount of this Note is $[        ]. The following increases or decreases in a part of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodial Agent

3 Insert in Global Notes and Pledged Notes

EXHIBIT B

PUT NOTICE

TO:	STANLEY BLACK & DECKER, INC.
HSBC BANK USA, NATIONAL ASSOCIATION

Please refer to the Indenture, dated as of November 22, 2005, between Stanley Black & Decker, Inc. (the “Company”) and HSBC Bank USA, National Association, as Trustee, as amended and supplemented by the Second Supplemental Indenture, dated as of November 5, 2010, between the Company and the Trustee (such Indenture as amended and supplemented, the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

The undersigned registered Holder of the Note designated below, which is being delivered to the Trustee herewith, hereby requests and instructs the Company to purchase such Note or the portion thereof specified below (so long as such portion is in a principal amount of $1,000 or an integral multiple thereof), in accordance with the terms of the Indenture, at the price of 100% of the principal amount of such Note (or portion thereof), plus accrued and unpaid interest thereon (including all accrued and unpaid Deferred Interest, if any, and Compounded Interest thereon, but excluding all accrued but unpaid Deferred Interest, if any, and Compounded Interest thereon which is to be paid in cash, or, in the case of a Failed Triggered Early Remarketing, cash or Deferral Securities at the Company’s election on the Triggered Early Settlement Date) to, but excluding, the Purchase Contract Settlement Date or the Triggered Early Settlement Date, as applicable. The Note (or portion thereof) shall be purchased by the Company as of the Purchase Contract Settlement Date or the Triggered Early Settlement Date, as applicable, pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature:

NOTICE: The above signature of the Holder hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Signature Guarantee:

Note Certificate Number (if applicable):

Principal Amount:

Portion to be purchased if other than the Principal Amount set forth above:

B-1

Social Security or Other Taxpayer Identification Number:

DTC Account Number (if applicable):

Name of Account Party (if applicable):

B-2

PAYMENT INSTRUCTIONS: The purchase price of the Note should be paid by check in the name of the person(s) set forth below and mailed to the address set forth below.

Name(s)
(Please Print)

Address
(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

B-3